Exhibit 99.1
SECURITY CAPITAL ASSURANCE

NEWS RELEASE                                                        Security Capital Assurance Ltd
                                                                One Bermudiana Road
                                                                    Hamilton HM 11
                                                                    Bermuda
                                                                    Tel: 441-294-7448
IMMEDIATE

Contact:  441-294-7448, David P. Shea

SECURITY CAPITAL ASSURANCE LTD ANNOUNCES PARTIAL EXERCISE OF UNDERWRITERS’ OPTION TO PURCHASE ADDITIONAL COMMON SHARES

Hamilton, Bermuda, August, 22, 2006 - Security Capital Assurance Ltd (NYSE: SCA) announced today that the underwriters of its initial public offering have exercised a portion, consisting of 992,165 common shares, of their over-allotment option to purchase additional common shares at the initial public offering price of $20.50 per share. XL Insurance (Bermuda) Ltd (“XLI”), a shareholder of SCA, will sell all 992,165 common shares. The underwriters’ option to purchase an additional 1,252,608 common shares from XLI expires on August 31, 2006. Following completion of this over-allotment option exercise, XL Capital Ltd, through its beneficial ownership of XLI, will own approximately 63% of the outstanding common shares of SCA. Goldman, Sachs & Co., J.P. Morgan Securities Inc. and Merrill Lynch & Co. served as joint book-running managers of the offering.

A prospectus relating to these securities may be obtained by writing to or telephoning the joint book-running managers:

Goldman, Sachs & Co.
Attn: Prospectus Department
85 Broad Street
New York, NY 10004
Fax: +1 212-902-9316
Email: prospectus-ny@ny.email.gs.com

J.P. Morgan Securities Inc.
Attn: National Statement Processing
Prospectus Library
4 Chase Metrotech Center, CS Level
Brooklyn, NY 11245
Telephone: +1 212-552-5164

Merrill Lynch & Co.
Attn: Prospectus Department
4 World Financial Center
New York, New York 10080
Telephone: +1 866-500-5408

A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such State.

About Security Capital Assurance Ltd

Security Capital Assurance Ltd (NYSE: SCA) is a Bermuda-domiciled holding company whose operating subsidiaries provide credit enhancement and protection products to the public finance and structured finance markets throughout the United States and internationally. SCA, through its subsidiaries - XL Capital Assurance Inc., a monoline financial guarantee insurance provider, and XL Financial Assurance Ltd., a monoline provider of reinsurance to financial guarantee insurers - provides credit enhancement and protection through the issuance of financial guarantee insurance policies and credit default swaps, as well as the reinsurance of financial guarantee insurance and credit default products written by other insurers. For more information please visit www.scafg.com.

###